EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY





                                  Avitar, Inc.
                              List of Subsidiaries


Avitar Technologies, Inc.

Avitar Industries, Inc. (formerly Managed Health Benefits Corporation)

Mount Prospect, Inc. (formerly United States Drug Testing Laboratories, Inc.)

Avitar Diagnostics, Inc.

BJR Security, Inc.